Exhibit 3

FORM OF WARRANT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

WARRANT

TO PURCHASE

SHARES OF COMMON STOCK

OF

ENVESTNET, INC.

No. W-

August 19, 2011

FOR VALUE RECEIVED, the undersigned, Envestnet, Inc., a Delaware corporation (together with its successors and assigns, the “Issuer”), hereby certifies that or its registered assigns is entitled to subscribe for and purchase, at the Warrant Price per share, a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the product of              multiplied by the Warrant Share Number. Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 6 hereof.

1. Term. The right to subscribe for and purchase Warrant Shares represented hereby shall commence on July 29, 2010 (the “Initial Exercise Date”) and shall expire at 5:00 P.M., Eastern time, on January 29, 2014 (such period being the “Term”).

2. Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a) Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term.

(b) Method of Exercise. The Holder hereof may exercise this Warrant, on one (1) or more occasions, on any Business Day, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto duly completed and executed) at the principal office of the Issuer, and by payment to the Issuer of an amount of consideration therefor equal to the Warrant Price multiplied by the number of Warrant Shares with respect to which this Warrant is then being exercised, payable by certified or official bank check or checks or wire transfer of immediately available funds.

(c) Issuance of Stock Certificates. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the Warrant Shares so purchased shall be dated the date of such exercise and, together with any other securities issuable upon such exercise and any other property to which the Holder may be entitled upon such exercise, shall be delivered to the Holder within a reasonable time, not exceeding seven (7) Business Days after such exercise and delivery of all necessary information reasonably requested by the Issuer or its transfer agent, with the certificates for the Warrant Shares so purchased being in such denominations as may be specified in the applicable exercise form and registered in the name of the Holder or its Permitted Transferee (as applicable), and the Holder or its Permitted Transferee (as applicable) shall be deemed for all purposes to be the holder of record of the Warrant Shares so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time.

(d) Transferability of Warrant. The Holder of this Warrant may not sell, transfer, assign, or otherwise dispose of, either voluntarily or involuntarily and with or without consideration (“Transfer”) this Warrant unless such Transfer is to (i)             or any majority-controlled subsidiary thereof or (ii) a person previously approved by the Issuer (together with             or any majority-controlled subsidiary thereof, a “Permitted Transferee”), which prior approval shall be in the sole and absolute discretion of the Issuer.

(e) Compliance with Securities Laws.

(i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Act and any applicable state securities laws.

(ii) Except as provided in paragraph (iii) below, this Warrant and all certificates representing Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

(iii) The restrictions imposed by this Section 2(e) upon the transfer of this Warrant and the Warrant Shares to be purchased upon exercise hereof shall terminate

(A) when such securities shall have been effectively registered under the Act and sold by the holder thereof in accordance with such registration or sold under and pursuant to Rule 144, or (B) upon the Issuer’s receipt of an opinion of counsel, in form and substance reasonably satisfactory to the Issuer, addressed to the Issuer to the effect that such restrictions are no longer required to ensure compliance with the Act. Whenever such restrictions shall cease and terminate as to any such securities, the holder thereof shall be entitled to receive from the Issuer (or its transfer agent and registrar), without expense (other than applicable transfer taxes, if any), new Warrants (or, in the case of Warrant Shares, new stock certificates) of like tenor not bearing the applicable legend required by paragraph (ii) above relating to the Act and applicable state securities laws.

(f) Continuing Rights of Holder. The Issuer will, at the time of or at any time after each exercise of this Warrant, upon the request of the Holder hereof or of any Warrant Shares issued upon such exercise, acknowledge in writing its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if any such Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Issuer to afford such rights to such Holder.

(g) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. In lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, the Issuer shall make a cash payment equal to the Warrant Price multiplied by such fraction.

(h) Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Issuer or, in the case of mutilation, on surrender and cancellation of this Warrant, the Issuer at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

(i) Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Issuer that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Issuer or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.

3. Covenants.

(a) The Issuer represents, warrants, covenants and agrees that all Warrant Shares which may be issued upon the exercise of this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free and clear from all taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws). The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved (as unissued or held in treasury) a sufficient number of shares of Common Stock to provide for the exercise in full of all outstanding Warrants.

(b) The Issuer shall not by any action (including, without limitation, amending the Certificate of Incorporation or by-laws of the Issuer or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action) avoid or seek to avoid (directly or indirectly) the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms. The Issuer will (i) not permit the par value of its Common Stock to exceed the Warrant Price, (ii) not amend or modify any provision of the Certificate of Incorporation or by-laws of the Issuer in any manner that would adversely affect in any way the powers, preferences or relative participating, optional or other special rights of the Common Stock in a manner which would disproportionately and adversely affect the rights of the Holders, (iii) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and non-assessable shares of Common Stock, free and clear from all taxes, claims, liens, charges, encumbrances or other restrictions (other than as provided herein and restrictions under federal and applicable state securities laws), and (iv) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from, and make such filings with, any public regulatory body having jurisdiction thereof as may be necessary to enable the Issuer to perform its obligations under this Warrant.

(c) If any shares of the Common Stock required to be reserved for issuance upon exercise of this Warrant require registration or qualification with any governmental authority or other governmental approval or filing under any federal or state law before such shares may be so issued, the Issuer will in good faith use its best efforts as expeditiously as possible at its expense to cause such shares to be duly registered or qualified or such approval to be obtained or filing made unless such registration or qualification is necessitated by a transfer of this Warrant to any Permitted Transferee.

(d) The Issuer covenants and agrees to provide the Holder of this Warrant and of the Warrant Shares with the registration rights set forth in the Registration Rights Agreement, dated February 22, 2010, among the Issuer and FundQuest Incorporated.

4. Representations of the Issuer. The Issuer represents and warrants to, and agrees with, the Holders as of the date hereof as follows:

(a) The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Issuer has all requisite power and authority to (i) execute, deliver and perform its obligations under this Warrant and (ii) issue the Warrant Shares issuable upon due exercise of this Warrant.

(c) Each of (i) the execution, delivery and performance of this Warrant, (ii) the offering, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant, and (iii) fulfillment of and compliance with the terms and provisions of this Warrant have been duly authorized by the Issuer.

(d) Assuming the accuracy of the representations of the Holder contained in Section 4 of that certain Warrant Purchase Agreement between Holder and FundQuest Incorporated, dated August 18, 2011, the offering, issuance, sale and delivery of this Warrant and the Warrant Shares under the circumstances contemplated by this Warrant constitute exempt transactions under the registration provisions of the Act, and do not require the registration of this Warrant or the Warrant Shares under the Act.

(e) The capitalization of the Issuer is as set forth on Schedule A of this Warrant. All of the issued and outstanding shares of the Capital Stock of the Issuer have been duly authorized, validly issued and fully paid, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth on Schedule A, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Capital Stock of the Issuer pursuant to which the Issuer is or may become obligated to issue shares of Capital Stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Capital Stock of the Issuer. The Issuer does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Issuer on any matter.

(f) This Warrant has been duly executed and delivered by the Issuer and constitutes the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.

(g) The execution and delivery by the Issuer of this Warrant and the consummation by the Issuer of the transactions contemplated hereby will not: (i) violate any provision of the Certificate of Incorporation or by-laws of the Issuer; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental authority applicable to the Issuer or by which any of its properties or assets may be bound; or (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien upon any of the properties or assets of the Issuer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement, collective bargaining agreement or other agreement, instrument or obligation to which the Issuer is a party, or by which it or any of its properties or assets is bound, except, in the case of (iii) above, for such violations, breaches, conflicts or defaults that would not reasonably be expected to have a material adverse effect on the Issuer and its subsidiaries taken as a whole.

(h) No action, consent, waiver, authorization or approval of, registration or filing with or any other action by any governmental authority or any non-governmental entity or person (including, without limitation, any creditor, partner or shareholder of the Issuer, and any consent, approval, authorization, declaration or filing or the expiration of any waiting periods under applicable law) is currently required in connection with (i) the execution, delivery and performance of this Warrant by the Issuer, (ii) the issuance of the Warrant Shares issuable in accordance with this Warrant, and (iii) the performance by the Issuer of its obligations under this Warrant, or as a condition to the legality, validity or enforceability of this Warrant or the consummation of the transactions contemplated hereby, other than such authorizations and approvals as have already been obtained and are in full force and effect.

5. Adjustment of Warrant Share Number. The Warrant Share Number shall be subject to adjustment from time to time upon the happening of certain events, and the Holder hereof shall have additional rights, as follows:

(a) Recapitalization, Reorganization, Reclassification, Share Exchange, Consolidation, Merger or Sale.

(i) Without limiting any other provision hereof, in case the Issuer shall do any of the following (each a “Triggering Event”) (a) consolidate with or merge into any other person and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other person to consolidate with or merge into the Issuer and the Issuer shall be the continuing or surviving person but, in connection with such consolidation or merger, any Common Stock of the Issuer shall be changed into or exchanged for securities of any other person or cash or any other property, or (c) transfer of all or a majority of its properties or assets to any other person, or (d) effect a capital reorganization or reclassification of its Common Stock, or (e) liquidate, dissolve or wind up or (f) enter into any other transaction similar to any of the foregoing, then, in the case of each such Triggering Event, lawful, proper and adequate provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Warrant Price in effect at the time immediately prior to the consummation of such Triggering Event in lieu of the Common Stock issuable upon such exercise of this Warrant prior to such Triggering Event, the stock, securities, cash and/or other property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (and in any such case, appropriate and equitable provision also shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including this Section 5) shall thereafter be applicable, as nearly as may be, in relation to any stock, securities, cash or other property thereafter deliverable upon the exercise of any Warrants).

(ii) Notwithstanding anything contained in this Warrant to the contrary, the Issuer will not effect any Triggering Event unless, prior to the consummation thereof each person (other than the Issuer) which may be required to deliver any stock, securities, cash and/or other property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Warrant, (a) the obligations of the Issuer under this Warrant (and if the Issuer shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Warrant) and (b) the obligation to deliver to such Holder such stock, securities, cash and/or other property as, in accordance with the foregoing provisions of this Section 5(a), such Holder shall be entitled to receive, and such person shall have similarly delivered to such Holder an opinion of counsel for such person, which opinion of counsel shall be reasonably satisfactory to such Holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 5(a)) shall be applicable to the securities, cash or property which such person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto.

(iii) The above provisions of this Section 5(a) shall similarly apply to successive Triggering Events.

(b) In the event the Issuer proposes to consummate a Triggering Event or declare, make or pay a dividend or other distribution, whether in cash, securities or other property with respect to its Common Stock, including in liquidation or partial liquidation or by way of return of capital (each, a “Section 5 Event”), the Issuer shall give each Holder written notice of such proposed Section 5 Event at least ten (10) Business Days prior to the record date for determining holders of Common Stock for the purpose of such Section 5 Event and, if no record date is required, at least five (5) Business Days prior to the proposed closing date of such proposed Section 5 Event.

6. Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Act” has the meaning specified in the legend hereto.

“Board” means the Board of Directors of the Issuer.

“Business Day” means any day (other than a day which is a Saturday, a Sunday or a day on which banks in New York City are authorized or required by law to be closed).

“Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any person of any other type.

“Common Stock” means the common stock, $0.005 par value, of the Issuer.

“Certificate of Incorporation” means the Certificate of Incorporation of the Issuer as in effect on the Closing Date, and as hereafter from time to time amended, modified, supplemented or restated in accordance with its terms and pursuant to applicable law (subject to the restrictions set forth in this Warrant).

“Closing Date” means the Effective Date as defined in that certain Platform Services Agreement, dated February 8, 2010, by and between Envestnet Asset Management Group, Inc. and FundQuest Incorporated.

“Holders” mean the persons who shall from time to time own any Warrant. The term “Holder” means one of the Holders.

“Initial Exercise Date” has the meaning specified in Section 1 hereof.

“Issuer” has the meaning specified in the first paragraph hereof.

“Permitted Transferee” has the meaning specified in Section 2(d) hereof.

“person” means an individual, a corporation, a partnership, a trust, a limited liability company, an unincorporated organization or a government organization or an agency or political subdivision thereof.

“Requisite Holders” means at any time the Holders of Warrants (other than the Issuer or any Subsidiary thereof) exercisable for a majority of the Warrant Shares issuable under the Warrants at the time outstanding.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 5 Event” has the meaning specified in Section 5(b) hereof.

“Subsidiary” means any corporation at least fifty percent (50%) of the outstanding Voting Stock of which shall at the time be owned directly or indirectly by the Issuer or by one (1) or more of its Subsidiaries, or by the Issuer and one (1) or more of its Subsidiaries.

“Term” has the meaning specified in Section 1 hereof.

“Transfer” has the meaning specified in Section 2(d) hereof.

“Triggering Event” has the meaning specified in Section 5(a)(i) hereof.

“Voting Stock” means any class or classes (however designated) of Capital Stock having ordinary voting power for the election of a majority of the members of the Board (or other governing body) of the Issuer, other than Capital Stock having such power only by reason of the happening of a contingency.

“Warrants” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(c) or 2(d) hereof or of any of such other Warrants.

“Warrant Price” means $10.80.

“Warrant Share Number” means a number of shares of Common Stock equal to the lesser of (i) 1,388,888.00 and (ii) the number of shares of Common Stock representing four and ninety nine hundredths percent (4.99%) of the aggregate outstanding shares of Common Stock on a fully diluted basis on the date of exercise of this Warrant.

“Warrant Shares” means Common Stock issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.

7. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Requisite Holders; provided, that no such amendment or waiver shall reduce the Warrant Share Number, increase the Warrant Price, shorten the period during which this Warrant may be exercised or modify any provision of this Section 7 without the consent of the Holder of this Warrant.

8. Governing Law. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class mail or sent by telecopy (with such telecopy to be confirmed promptly in writing sent by first class mail), and if to the Holder of this Warrant or of Warrant Shares issued pursuant hereto, addressed to such Holder at its last known address or telecopy number appearing on the books of the Issuer maintained for such purposes, and if to the Issuer, addressed to:

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, Illinois 60601

Attention: General Counsel

Facsimile: (312) 827-2801

or to such other address or addresses or telecopy number or numbers as the Issuer may most recently have designated in writing to the Holder by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by telecopy, or three (3) Business Days after being so mailed.

10. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the Holders of Warrant Shares issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Shares.

11. Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any person or circumstance, is invalid or unenforceable (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Warrant and the application of such provision to other persons, entities or circumstances will not be affected by such invalidity or unenforceability.

12. Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

13. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price for any such shares or as a shareholder of the Issuer, whether such liability is asserted by the Issuer, by any creditor of the Issuer or any other person.

*    *    *

IN WITNESS WHEREOF, the Issuer has duly executed this Warrant.

Dated: August 19, 2011.

ENVESTNET, INC.

By:
Name:
Title:

EXERCISE FORM

(To be executed by the registered holder hereof)

[                    ]

The undersigned registered owner of this Warrant hereby irrevocably elects to exercise the right to purchase represented by the attached Warrant for, and to purchase thereunder,              shares of Common Stock, par value $0.005 per share (the “Common Stock”), of ENVESTNET, INC., a Delaware corporation (the “Issuer”) as provided for therein, and tenders herewith payment of the exercise price in full in accordance with the terms of the attached Warrant.

Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations:

If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock less any fraction of a share of Common Stock paid in cash.

Dated:	Signature
Address

A-1

ASSIGNMENT FORM

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto                      the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                     , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature
Address

PARTIAL ASSIGNMENT

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto                      the right to purchase              shares of the Common Stock issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint                     , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature
Address

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-     cancelled (or transferred or exchanged) this      day of             , 2    , shares of Common Stock issued therefor in the name of                     , Warrant No.    W-     issued for              shares of Common Stock in the name of                    .

A-2